Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-226039 on Form S-8 of our report dated June 25, 2021, relating to the financial statements and supplemental schedule of the Dominion Energy Ohio Union Savings Plan, appearing in this Annual Report on Form 11-K of the Dominion Energy Ohio Union Savings Plan for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

June 25, 2021